Newell Rubbermaid President and Chief Executive Officer Mark D. Ketchum to Retire This Year

ATLANTA, January 11, 2011 - Newell Rubbermaid (NYSE: NWL) today announced that its president and CEO, Mark D. Ketchum, will retire later this year. An executive recruiting firm has been retained to conduct an outside search for Ketchum's replacement and also assist with the assessment of internal candidates. To help ensure a smooth and orderly transition to a new leader, Ketchum plans to remain on the company's Board of Directors through the spring of 2012.

Ketchum, age 61, joined Newell Rubbermaid as a director in 2005 and became President and CEO later that year. Under his leadership, the company has transformed itself into a world-renowned portfolio of "Brands that Matter" by focusing on consumer insights and innovation.

"I am extremely proud of what we have accomplished over the past five years at Newell Rubbermaid. I love this company and the people I work with, making my decision to retire extremely difficult, but consistent with the commitments I made to my family when I joined the company," said Ketchum. "As the result of a lot of hard work and effort by everyone in the organization, our portfolio, our gross margin structure and our business model has been significantly transformed. We managed through the most difficult economic times in decades, and have emerged a leaner, stronger organization focused on the key elements which will drive our continuing improvement."

"Mark Ketchum's leadership, especially during the difficult economic times and through the many elements of our transformation initiatives, has positioned the company to compete effectively in the extremely dynamic markets in which we participate," said Michael T. Cowhig, the company's chairman of the board. "Mark's relentless focus on understanding and serving the needs of our consumers, together with the creation of stronger strategic relationships with our retail and commercial partners have made Newell Rubbermaid the transformed company it is today - a new Newell Rubbermaid which remains poised for strong growth in the years to come. Although our Board of Directors and associates would have loved Mark to remain our CEO for several more years, we fully respect the commitment he made to his family, and appreciate the fact that he has chosen to retire at a time when the company has completed most of its transformation efforts and is positioned for continued success."

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2009 sales of approximately $5.6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company's Web site, www.newellrubbermaid.com.

Contacts:

Nancy O'Donnell David Doolittle

Vice President, Investor Relations Vice President, Corporate Communications

+1 (770) 418-7723 +1 (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income or gross margin improvements or declines, the European Transformation Plan, the Capital Structure Optimization Plan, capital and other expenditures, cash flow, dividends, restructuring and restructuring related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the global economic slowdown; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company's latest quarterly report on Form 10-Q, and exhibit 99.1 thereto, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.